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                                                                    EXHIBIT 16.1

May 24, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

         We have read the first, second, third, and fourth paragraphs of Item 4 included in the Form 8-K dated May 24, 2002 of Wallace Computer Services, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

cc: Ms. Vicki L. Avril, Wallace Computer Services, Inc.